EXHIBIT 99.1

NR2011-21
Contact:                      Jeff Altamari
Vice President, Investor Relations
(713) 513-3344

Cameron Announces Agreement with BP

Houston (December 16, 2011) - Cameron (NYSE: CAM) today announced an agreement with BP whereby BP will indemnify Cameron for current and future compensatory claims against Cameron associated with the Deepwater Horizon incident.

Under the terms of agreement, Cameron agrees to pay $250 million to BP, and both parties have agreed to mutually release claims against each other.  In addition, BP will fully indemnify Cameron for damage claims arising under the Oil Pollution Act, claims for natural resource damages and associated damage-assessment costs, and other claims arising from third parties.

“This agreement with BP is the right action, as it removes uncertainty facing Cameron in the litigation associated with the Deepwater Horizon event,” Cameron Chairman and CEO Jack Moore said.  “This eliminates all significant exposure to historical and future claims related to this incident.  Though this agreement does not provide indemnification against fines and penalties, punitive damages or certain other potential non-compensatory claims, we do not consider these items to represent a significant risk to Cameron.”

The Company’s insurers are expected to fund not less than $170 million of this agreement.  The Company expects to take a charge in the fourth quarter for any amounts not covered by insurance.

Cameron is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “will be,” and “are scheduled” and the like are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release.  We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected outcomes will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to the amount of the agreement the Company’s insurers are expected to fund, the performance of contractual obligations by our counterparty and the outcome of the litigation associated with the Deepwater Horizon incident and, in particular, the likelihood of fines, penalties, punitive damages or certain other potential non-compensatory claims being asserted against Cameron, for which indemnification is not being provided.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Website: www.c-a-m.com